NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A ordinary Shares (the "Ordinary Shares") of Farfetch Limited (the "Company") from listing and registration on the Exchange on January 02, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Ordinary Shares are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company's Ordinary Shares are not suitable for listing pursuant to Section 802.01D of the NYSE Listed Company Manual. This decision was reached in view of the Company's Form 6-K disclosure on December 18, 2023 that a wholly owned subsidiary of the Company entered into agreements to obtain bridge financing and to facilitate a process to dispose of all of the Company's assets. In connection with the entry into these agreements, all of the Company's independent members of the board have resigned. The Company further disclosed that upon consummation of the sale of the Company's assets, it expects that there will be no value remaining for the holders of its Class A and B Ordinary Shares and its convertible notes. On December 19, 2023, the Exchange determined that the Ordinary Shares of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Ordinary Shares from listing and registration on the NYSE. The Company was notified on December 19, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on December 19, 2023, and trading in the Ordinary Shares was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Ordinary Shares, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On December 20, 2023, the Company notified the Exchange that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.